FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated May 22, 2018	Registration No. 333-206413
Registration No. 333-206413-01

««FULL PXING«« Ally Master Owner Trust 2018-2

Joint Leads:	Citi (str), DB and RBC
Co-Managers:	Barclays, Lloyds, Scotia

ANTICIPATED CAPITAL STRUCTURE:

	$Size(MM)	WAL	M*/F*	E.FNL	L.FNL	Bench	Sprd	Yld	CPN	$PX
2018-2 A	$750.00	2.96	Aaa/AAA	5/17/21	5/15/23	I-SWPS	+40	3.313	3.29	99.99907

* Moody’s and Fitch expected ratings

TRANSACTION DETAILS:
Ticker	: AMOT 2018-2
Registration	: Public
Settle	: May 30, 2018
First Pay	: 6/15/2018
ERISA Eligible	: Yes
Min Denoms	: $1k x $1k
B&D	: Citi
CUSIP	: A: 02005A GU6

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.